Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-92557, No. 333-93237, No. 333-91144, and No. 333-117547) on Form S-8 of our reports dated April 9, 2010, with respect to the consolidated financial statements and schedule of Blyth Inc. and the effectiveness of internal control over financial reporting of Blyth Inc., included in this Annual Report (Form 10-K) for the year ended January 31, 2010.

/S/ ERNST & YOUNG LLP

Stamford, Connecticut
April 9, 2010